Exhibit 99.1

VioQuest Pharmaceuticals Receives 510(k) Response from FDA for Xyfid™

BASKING RIDGE, N.J., September 10, 2008 - VioQuest Pharmaceuticals (OTCBB: VOQP) today announced that it has received a determination from the U.S. Food and Drug Administration (FDA) that Xyfid™ (1% uracil topical) is a drug rather than a device and would be regulated with the Center for Drug Evaluation and Research (CDER) as opposed to the Center for Devices and Radiologic Health (CDRH).

"Beginning in 2008, we initiated parallel regulatory paths for two separate indications for Xyfid," said Michael D. Becker, president and chief executive officer of VioQuest Pharmaceuticals. "We considered Xyfid appropriate for review by CDRH due to our belief that the product is substantially equivalent to various predicates in that it has both the same intended use and technological characteristics as the predicates. We are disappointed by this FDA response because it will delay enabling us to offer an alternative treatment modality to physicians treating various dermatoses, which represents an area of unmet medical need. However, this decision does not reflect negatively on the ultimate approvability of the product and we are proceeding with our parallel evaluation of Xyfid for the prevention of hand-foot syndrome through CDER.”

VioQuest Pharmaceuticals submitted a 510(k) application to the FDA in July 2008 seeking marketing clearance for Xyfid as a topical skin preparation intended to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis, irritant contact dermatitis, radiation dermatitis and other dry skin conditions, by maintaining a moist wound and skin environment.

VioQuest Pharmaceuticals is continuing its parallel development of Xyfid for the prevention of palmar-plantar erythrodysesthesia (PPE), also known as hand-foot syndrome (HFS). HFS is a relatively common dose-limiting side effect of cytotoxic chemotherapy, most frequently in treatment involving fluoropyrimidines, such as continuous infusion 5-fluorouracil (5-FU), and the oral 5-FU prodrug capecitabine. There are currently no treatments or preventions for HFS, which is characterized by tingling in the palms, fingers and soles of feet and by erythema, which may progress to burning pain with dryness, cracking, desquamation, ulceration and oedema. A pilot study in patients has demonstrated that topical application of Xyfid to the hands and feet may be effective in preventing the recurrence of dose limiting HFS.

About VioQuest Pharmaceuticals
VioQuest Pharmaceuticals is a New Jersey-based biotechnology company dedicated to becoming a recognized leader in the successful development of novel drug therapies targeting both the molecular basis of cancer and side effects of treatment. VioQuest’s oncology portfolio includes: Xyfid™ (1% uracil topical) for the prevention of hand-foot syndrome; VQD-002 (triciribine phosphate monohydrate), a targeted inhibitor of Akt activation; and Lenocta™ (sodium stibogluconate), an inhibitor of certain protein tyrosine phosphatases such as SHP-1, SHP-2, and PTP1B.

Further information about VioQuest can be found at www.vioquestpharm.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest's actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These forward-looking statements concern the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations of VioQuest’s product candidates, as well as our ability to complete strategic transactions. These statements are often, but not always, made through the use of words or phrases such as anticipates, expects, plans, believes, intends, and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. These statements are subject to various risks and uncertainties and include VioQuest’s immediate need for additional capital to cover its current obligations and future operating expenses and fund its clinical development programs, the possibility that the results of clinical trials will not support VioQuest's claims, the possibility that VioQuest's development efforts relating to its product candidates will not be successful, the inability to obtain regulatory approval of VioQuest's product candidates, VioQuest's reliance on third-party researchers to develop its product candidates, its lack of experience in developing and commercializing pharmaceutical products, and the possibility that its licenses to develop and commercialize its product candidates may be terminated. Additional risks are described in VioQuest's Annual Report on Form 10-KSB for the year ended December 31, 2007. VioQuest assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact information:

For investors:	For media:
Christopher Schnittker	Stephen Zoegall, Ph.D.
VP & Chief Financial Officer	Berry & Company
908-382-6996	212-253-8881
chris.schnittker@vioquestpharm.com